PARKER RANDALL CF (H.K.) CPA LIMITED

May 24, 2011

Greenberg Traurig, LLP
1201 K Street, Suite 1100
Sacramento, CA 95814
Tel 916.442.1111

Re: Consent to Filing Form S-1 of First China Pharmaceutical Group, Inc.

We consent to the use in this Registration Statement on Form S-1 of First China Pharmaceutical Group, Inc. of our report dated May 21, 2011, relating to the consolidated financial statements of First China Pharmaceutical Group, Inc., as well as our report dated November 19, 2010 relating to the financial statements of Kun Ming Xin Yuan Tang Pharmacies Co. Ltd., appearing in the Prospectus, which are part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Yours truly,

PARKER RANDALL CF

Parker Randall CF (H.K.) CPA Limited
Certified Public Accountant
Hong Kong